Exhibit 10.16

FIRST SUPPLEMENT TO
LOAN AGREEMENT

Between

CALIFORNIA ENTERPRISE DEVELOPMENT AUTHORITY

and

SUNPOWER CORPORATION,
as Borrower

Dated as of June 1, 2011

Relating to

$30,000,000
California Enterprise Development Authority
Recovery Zone Facility Revenue Bonds
(SunPower Corporation - Headquarters Project)
Series 2010

TABLE OF CONTENTS

Section 1. Supplement to Loan Agreement	1
ARTICLE IX ADDITIONAL COVENANTS OF THE BORROWER
Section 9.1. Definitions	2
Section 9.2. Fixed Rate Covenants of the Borrower	21
(A) Asset Sales	21
(B) Changes in Covenants When Bonds Rated Investment Grade	22
(C) Restricted Payments	23
(D) Incurrence of Indebtedness and Issuance of Preferred Stock	26
(E) Divided and Other Payment Restrictions Affecting Restricted Subsidiaries	31
(F) Merger, Consolidation or Sales of Assets	33
(G) Transactions with Affiliates	34
(H) Quarterly Reporting Requirement	35
(I) Designation of Restricted and Unrestricted Subsidiaries	35
(J) Limitation on Sale and Leaseback Transactions	36
(K) Repurchase at the Option of Holders	36
(L) Change of Control	37
Section 9.2. Fixed Rate; Supplement to Indenture	38
Section 2. Effective Date of First Supplement	38
Section 3. Execution in Counterparts	38

i

ii

FIRST SUPPLEMENT TO LOAN AGREEMENT

This FIRST SUPPLEMENT TO LOAN AGREEMENT (this “First Supplement”) dated as of June 1, 2011, supplements and amends that certain LOAN AGREEMENT (the “Loan Agreement”) entered into as of December 1, 2010, by and between the CALIFORNIA ENTERPRISE DEVELOPMENT AUTHORITY (the “Issuer”), a public entity duly organized and validly existing under the laws of the State of California, and SUNPOWER CORPORATION, a Delaware corporation (the “Borrower”).

BACKGROUND:

WHEREAS, the Issuer was established for the purpose of financing projects needed to implement economic development within the State of California (the "State") and is authorized to issue taxable and tax-exempt revenue bonds to provide financing for economic development projects pursuant to the provisions of the Joint Powers Act, comprising Articles 1, 2, 3 and 4 of Chapter 5 of Division 7 of Title 1 (commencing with Section 6500) of the Government Code of the State, as amended, (the "Act"); and

WHEREAS, pursuant to and in accordance with the provisions of the Act, on December 29, 2010, the Issuer issued its California Enterprise Development Authority Recovery Zone Facility Revenue Bonds (SunPower Corporation - Headquarters Project) Series 2010 in the aggregate principal amount of $30,000,000 (the "Bonds") to provide funds to pay a portion of the cost of the Project and to fund a reserve fund and a portion of the costs of issuance of the Bonds; and

WHEREAS, the Bonds were issued pursuant to the terms of an Indenture of Trust, dated as of December 1, 2010 (the “Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”); and

WHEREAS, the Issuer loaned the proceeds of the Bonds to the Borrower, and the Borrower borrowed the proceeds of the Bonds upon the terms and conditions set forth in the Loan Agreement; and

WHEREAS, the Borrower has determined to convert the interest rate on the Bonds to a fixed rate pursuant to Section 2.11 of the Indenture and, in connection with such conversion, has agreed to supplement the covenants made in the Loan Agreement; and

WHEREAS, the Issuer and the Borrower each has duly authorized the execution and delivery of this First Supplement.

AGREEMENT:

Section 1. Supplement to Loan AgreementSection 1. Supplement to Loan Agreement. In accordance with the provisions of Sections 5.11 and 8.10 of the Loan Agreement and Sections 2.11(a)(ix) and 9.6(e) of the Indenture, the Issuer and the Borrower hereby agree and consent to the amendment of the Loan Agreement consisting of a new article to be designated as Article IX. Such Article will read in its entirety as follows:

ARTICLE IX

ADDITIONAL COVENANTS OF THE BORROWER

Section 9.1. Definitions. The terms defined in this Section will, for all purposes of this First Supplement and of any certificate, opinion or other document herein mentioned, have the meanings herein specified, to be equally applicable to both the singular and plural forms of any of the terms herein defined. Capitalized terms used but not defined herein will have the meanings set forth in the recitals hereto or in Section 1.1. If a term defined in this Section 9.1 is inconsistent with a definition in Section 1.1, the definition set forth in this Section 9.1 will apply solely for purposes of this Article IX, and the definition set forth in Section 1.1 will apply for all other purposes of this Loan Agreement.

“Acquired Debt” means, with respect to any specified Person:

(a)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(a)    the sale, lease, conveyance or other disposition of any assets or rights by the Borrower or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 9.2(L) or Section 9.2(F) and not by Section 9.2(A); and

(b)    the issuance of Equity Interests by any of the Borrower's Restricted Subsidiaries or the sale by the Borrower or any of its Restricted Subsidiaries of Equity Interests in any of the Borrower's Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than 1.0% of Revenues;

(2)    a transfer of assets between or among the Borrower and its Restricted Subsidiaries;

(3)    an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(4)    the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as whole);

(5)    licenses and sublicenses by the Borrower or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)    any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)    the granting of Permitted Liens;

(8)    the sale or other disposition of cash or Cash Equivalents;

(9)    any exchange of like property pursuant to Section 1031 of the Internal Revenue Code for use in a Permitted Business;

(10)     Restricted Payment that does not violate Section 9.2(C) or a Permitted Investment;

(11)    the sale, lease or other transfer of any project assets of the Borrower or any of its Restricted Subsidiaries;

(12)    any sale by the Borrower or a Restricted Subsidiary of all or a portion of the equity of any of the Borrower's Subsidiaries to a bona fide third-party purchaser in an arm's-length transaction; and

(13)    any sale in connection with a specified transaction.

“Asset Sale Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning,

“Board of Directors” means:

(a)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)    in the case of a corporation, corporate stock;

(b)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(a)    any national currency;

(b)    securities issued or directly and fully guaranteed or insured by any sovereign government, or any agency or instrumentality of any such government (provided that the full faith and credit of any such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(c)    certificates of deposit, time deposits and similar instruments of any sovereign nation with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or a comparable rating by a comparable rating agency in the relevant jurisdiction if such Thomson Bank Watch Rating is not available;

(d)    repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(e)    commercial paper having an investment grade rating from Moody's or S&P and, in each case, maturing within one year after the date of acquisition; and

(f)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition, or which (X) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (Y) are rated AAAm by S&P and Aaa by Moody's, and (Z) have portfolio assets of at least $1,000,000,000;

(g)    in the case of a Foreign Subsidiary, (a) currency of the countries in which such Foreign Subsidiary conducts business, and (b) investments of the type and maturity described in clause (c) above of foreign obligors, which investments or obligors have the rating described in such clause; and

(h)    investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.

“Change of Control” means the occurrence of any of the following:

(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more of its Restricted Subsidiaries;

(b)    the formal adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; or

(d)    the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors;

provided, however, that “Change of Control” shall not include the occurrence of any of the events described above in clauses (a) through (d) as a result of any transaction, contract or agreement with any member of the Total Group.

“Change of Control Offer” has the meaning assigned to that term in Section 9.2(L).

“Consolidated EBITDA” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries without duplication on a consolidated basis in accordance with GAAP consistently applied for such period: (a) consolidated net income from operations; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining such consolidated net income; plus (c) interest expense deducted in determining such consolidated net income; plus (d) amortization and depreciation expense deducted in determining such consolidated net income; plus (e) any non-recurring and non-cash charges resulting from application of GAAP that requires a charge against earnings for the impairment of goodwill to the extent deducted in determining such consolidated net income and not added back pursuant to another clause of this definition; plus (f) any non-cash expenses that arose in connection with the grant of stock options to officers, directors and employees of the the Borrower and its Subsidiaries and were deducted in determining such consolidated net income; plus (g) non-cash restructuring charges; plus (h) non-cash charges related to mark-to-market valuation adjustments as may be required by GAAP from time to time; plus (i) non-cash charges arising from changes in GAAP occurring after the date hereof; less (j) any extraordinary gains and non-cash items of income. As used in this definition, “non-cash charge” shall mean a charge in respect of which no cash is paid during the applicable period (whether or not cash is paid with respect to such charge in a subsequent period) and “non-cash item of income” shall mean an item of income in respect of which no cash is received during the applicable period (whether or not cash is received with respect to such item of income in a subsequent period).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(a)    all extraordinary gains (and losses) and all gains (and losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(b)    the net income (but not loss) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(c)    for purposes of clauses (3)(a) through (3)(e) of the first paragraph of Section 9.2(C), the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, except to the extent that a dividend or similar distribution is actually and lawfully made to such Person or to another Restricted Subsidiary of such Person that is not subject to any such restriction on dividends or similar distributions; provided that restrictions in any Credit Facilities that were permitted by the terms of this Loan Agreement to be incurred will be disregarded for purposes of this clause (c);

(d)    the cumulative effect of a change in accounting principles will be excluded; and

(e)    non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

“Continuing” means, with respect to any default, Default or Event of Default, that such default, Default or Event of Default has not been cured or waived. In the case of an Event of Default under Section 6.1(f) hereof, such Event of Default shall no longer be continuing upon the cure or waiver of the default of the Indebtedness described therein that causes such Event of Default to occur or the rescission of the declaration of acceleration of such Indebtedness.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:

(a)    was a member of such Board of Directors on the Conversion Date; or

(b)    was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Date” means June 1, 2011.

“Credit Facilities” means one or more indentures, purchase agreements, debt facilities or commercial paper facilities providing for the issuance of debt securities, revolving credit loans,

term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the Borrower's chief financial officer, less the amount of cash or Cash Equivalents received in a subsequent sale of or collection on such Designated Non-cash Consideration.

“Director Indemnification Agreements” means indemnification agreements between the Borrower and the members of the Borrower's Board of Directors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Bonds mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 9.2(C). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Loan Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means all Indebtedness, including all maximum commitments for Indebtedness, of the Borrower and its Restricted Subsidiaries in existence on the Conversion Date, until such amounts are repaid; provided, however, amounts repaid under a revolving credit facility shall not be deemed repaid for purposes of this definition.

“External Revenue” means revenue of a Subsidiary that is not eliminated during consolidation with the Borrower in accordance with GAAP.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith as set forth in a certificate of the Chief Executive Officer or Chief Financial Officer of the Borrower (unless otherwise provided herein).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including all Pro Forma Cost Savings, as if the same had been realized at the beginning of such four-quarter period;

(b)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(d)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(f)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Fledging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(g)    in the case of any four-quarter reference period that includes any period of time prior to the consummation of the Reorganization, pro forma effect shall be given to the Reorganization as if the same had occurred at the beginning of such four-quarter period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(c)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(d)    the product of (1) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or to the Borrower or a Restricted Subsidiary of the Borrower, times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(a)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)    other agreements or arrangements designed to manage interest rates or interest rate risk;

(c)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(d)    other agreements or arrangements entered in connection with the purchase and sale of SRECs.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1,000,000 and whose total revenues for the most recent twelve-month period do not exceed $1,000,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees any Indebtedness of the Borrower.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)    in respect of banker's acceptances;

(d)    representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(e)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(f)    representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other

Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 9.2(C). The acquisition by the Borrower or any Restricted Subsidiary of the Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 9.2(C). Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Non-Recourse Debt” means Indebtedness:

(a)    as to which neither the Borrower nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (2) is directly or indirectly liable as a guarantor or otherwise; and

(b)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer other than unsecured Indebtedness that:

(a)    is contractually subordinated to the prior payment in full in cash of the Bonds, the Note, any guarantees and all related Obligations under the Indenture and this Loan Agreement (including interest accruing after the commencement of a bankruptcy or insolvency proceeding, whether or not such interest constitutes an allowable claim) on terms customary for “high yield” securities as of the date of incurrence of such Indebtedness; and

(b)    has a longer Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Bonds as of the date of such incurrence.

“Permitted Business” means the businesses of the Borrower, its direct and indirect Subsidiaries, and their respective subsidiaries as of or as contemplated on the Conversion Date and any other business ancillary, supplementary or complementary to the solar power business, as determined in good faith by the Borrower's Board of Directors.

“Permitted Investments” means:

(a)    any Investment in the Borrower, a Subsidiary of the Borrower, or any special-purpose entity created or sponsored by the Borrower or a Subsidiary of the Borrower;

(b)    any Investment in Cash Equivalents;

(c)    any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is not a Restricted Subsidiary, if as a result of such Investment:

(1)    such Person becomes a Restricted Subsidiary of the Borrower; or

(2)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 9.2(K);

(e)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(f)    any Investments received in compromise or resolution of (1) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (2) litigation, arbitration or other disputes;

(g)    Investments represented by Hedging Obligations;

(h)    loans or advances to employees made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed $5.0 million of fixed assets as measured at the last quarterly reporting period at any one time outstanding;

(i)    repurchases of the Bonds;

(j)    (a) advances to customers in the ordinary course of business that are recorded as accounts receivable on the consolidated balance sheet of such Person and (b) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(k)    any guarantee of Indebtedness permitted to be incurred by Section 9.2(D);

(l)    any Investment existing on, or made pursuant to binding commitments existing on, the Conversion Date and any Investment consisting of an extension, modification, refinancing, or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Conversion Date; provided that the amount of any such Investment may be increased (1) as permitted by the terms of such Investment as in existence on the Conversion Date or (2) as otherwise permitted under the indenture;

(m)    Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(n)    Investments acquired after the Conversion Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 9.2(F) after the Conversion Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (a) $25.0 million or (b) 10.0% of Total Assets as of the date of such Investment;

(p)    Specified Transactions; and

(q)    any acquisition of SRECs.

“Permitted Liens” means:

(a)    Liens on assets of the Borrower or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted to be incurred pursuant to clauses (1) through (29) of the definition of Permitted Debt in

Section 9.2(D) and/or securing Hedging Obligations and/or Obligations with regard to Treasury Management Arrangements;

(b)    Liens in favor of the Borrower or any Restricted Subsidiary;

(c)    Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Borrower or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower;

(d)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(e)    Liens or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (except those related to borrowed money), statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, unemployment insurance obligations, other social security obligations, other statutory obligations, performance bonds or other obligations of a like nature (including Liens to secure letters of credit issued to assure payment of such obligations) or arising as a result of progress payments under government contracts;

(f)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 9.2(D) covering only the assets acquired with or financed by such Indebtedness;

(g)    Liens existing on the Conversion Date or permitted by any agreements in effect on the Conversion Date;

(h)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(i)    Liens imposed by law, such as carriers', warehousemen's, landlord's, mechanics', materialmen's, repairmen's, suppliers' or similar Liens, in each case, incurred in the ordinary course of business,

(j)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(k)    Liens created for the benefit of (or to secure) the Bonds or the Note;

(l)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(1)    the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(2)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(m)    Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(n)    filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(o)    bankers' Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(p)    Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(q)    Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r)    grants of software and other technology licenses in the ordinary course of business;

(s)    leases or subleases granted in the ordinary course of business to third Persons not materially interfering with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, including but not limited to, pursuant to agreements to subordinate any interest of the Borrower or a Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory or other assets so consigned;

(u)    Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, and other similar Liens arising in the ordinary course of business;

(v)    Liens in connection with escrow deposits made in connection with any acquisition of assets;

(w)    Liens on equity interests in joint ventures held by the Borrower or any of its Subsidiaries securing obligations of such joint ventures;

(x)    Liens in favor of customers or suppliers of the Borrower or any of its Subsidiaries on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under, and securing obligations in connection with, supply agreements, and accounts receivable with respect thereto;

(y)    Liens that arise by operation of law for amounts not yet due;

(z)    existing and future Liens related to or arising from the sale, transfer, or other disposition of rights to solar power rebates in the ordinary course of business as conducted from time to time;

(aa)    Liens in connection with the sale-leaseback arrangement, pursuant to the Master Lease Agreement dated as of June 26, 2009 by and among WF-SPWR I Solar Statutory Trust, Whippletree Solar, LLC, and the other Persons party thereto of certain solar power production projects and the related escrow of funds supporting the obligations of certain Subsidiaries thereunder;

(bb)    Liens in connection with an escrow by the Borrower in the amount of US $2,400,000 in respect of the performance obligations of Greater Sandhill I, LLC (“GS”), an unaffiliated customer of the Borrower, under a Solar Energy Purchase Agreement between GS and Public Service Company of Colorado and related documentation; and

(cc)    Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower with respect to obligations that do not exceed 5.0% of Revenues at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (1) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness

being renewed, refunded, refinanced, replaced, defeased or discharged or (2) more than 90 days after the final maturity date of the Bonds;

(c)    if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Bonds and the Note, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Bonds and the Note on terms at least as favorable to the holders of Bonds and the Note as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)    such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary of the Borrower that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Tax Payments” means, for so long as the Borrower is treated as a partnership for U.S. federal income tax purposes, payments by the Borrower to direct owners of the Borrower's equity interests in respect of tax liabilities of the Borrower's investors arising from direct or indirect ownership of the Borrower's equity interests under Section 951 of the Code. Permitted Tax Payments shall be calculated by reference to the amount of the Borrower's and its Subsidiaries' income determined to be an amount required to be included in income under section 951 of the Code times .35. A nationally recognized accounting firm chosen by the Borrower shall determine the amount of Permitted Tax Payments.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(a)    were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and that would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act, as then in effect;

(b)    were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(c)    relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action; provided that in each case contemplated by clause (c), to the extent such reductions in cost and expense are described in an officers' certificate signed by the chief financial officer of the Borrower and delivered to the trustee, which officers' certificate outlines the specific actions taken or to be taken, the net reductions in cost and expenses achieved or to be achieved from each such action and states that the Borrower's chief financial officers has determined that such cost and expense savings are probable.

“Qualifying Equity Interests” means Equity Interests of the Borrower other than Disqualified Stock.

“Qualifying Equity Offering” means a public sale either (1) of Equity Interests of the Borrower by the Borrower (other than Disqualified Stock and other than to a Subsidiary of the Borrower) or (2) of Equity Interests of a direct or indirect Subsidiary entity of the Borrower (other than to the Borrower or a Subsidiary of the Borrower) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Borrower.

“Related Party” means (a) any controlling person, limited partner, or majority owned Subsidiary; or (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any such other Persons referred to in clause (a).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Borrower with External Revenue that is greater than 1.0% of Revenues, excluding any joint venture or special purpose entity of the Borrower.

“Revenues” means, as of the date of measurement, the last four quarters of consolidated revenues of the Borrower.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Conversion Date.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Specified Transaction” means any of the following:

(a)    the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of another Person or division of such Person;

(b)    the merger or consolidation of the Borrower or any Subsidiary with or into any other entity, provided that the surviving entity shall be a the Borrower or any Subsidiary, and provided further that, in any transaction involving the Borrower, the Borrower shall be the surviving Person;

(c)    the acquisition by the Borrower or any Subsidiary of a controlling or majority interest in any other Person; and

(d)     investments in other Persons, including joint ventures, by the Borrower or any Subsidiary.

“SRECs” shall mean Solar Renewable Energy Certificates or other environmental derivatives that refer to the environmental attributes of solar or other renewable energy, or alternatively carbon emissions or other pollutants. Similar derivatives include but are not limited to Alternative Energy Certificates and Renewable Energy Certificates.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Conversion Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(a)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Subsidiaries as of the most recent date for which internal financial statements are available as of that date, calculated in accordance with GAAP.

“Total Group” means Total Gas & Power USA, SAS, Total S.A. or any of their respective affiliates.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is not a Restricted Subsidiary, including, but not limited to, any special purpose entity or joint venture of the Borrower.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)    the then outstanding principal amount of such Indebtedness.

Section 9.2. Fixed Rate Covenants of the Borrower. Upon conversion of the Bonds to a fixed rate on the Conversion Date, in accordance with Section 2.11 of the Indenture, the Borrower covenants as follows:

(A)    Asset Sales(A) Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities of the Borrower or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Note or the Bonds) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Borrower or such Restricted Subsidiary from or indemnifies against further liability;

(2)    any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 60 days of consummation of such Asset Sale, to the extent of the cash and Cash Equivalents received in that conversion;

(3)    any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(4)    any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Asset Sale Net Proceeds, the Borrower (or the applicable Restricted Subsidiary, as the case may be) must apply such Asset Sale Net Proceeds:

(1)    to repay (a) Obligations under a Credit Facility that are secured by a Lien permitted by the indenture; or (b) other Indebtedness (other than Subordinated Indebtedness) of the Borrower or any Restricted Subsidiary that is secured by a Lien permitted by the indenture;

(2)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Borrower;

(3)    to make a capital expenditure;

(4)    to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(5)    to make any other investments in the normal course of business, including working capital; or

(6)    any combination of (1) - (6) of this paragraph.

In the case of clauses (2) and (4), the Borrower will be deemed to have complied with its obligations above if it enters into a binding commitment to acquire such assets or Capital Stock within the required time frame above, provided that such binding commitment shall be subject only to customary conditions and such acquisition shall be consummated within six months from the date of signing such binding commitment.

Pending the final application of any Asset Sale Net Proceeds, the Borrower (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Asset Sale Net Proceeds in any manner that is not prohibited by the Indenture or this Loan Agreement.

(B)    Changes in Covenants When Bonds Rated Investment Grade. If on any date following the Conversion Date (1) the Bonds are rated Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity is unable to rate the Bonds for reasons outside of the control of the Borrower, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency); and (2) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and subject to the provisions of the following paragraph, the covenants in subclauses (C), (D), (E), (G), (I), (F)(4) and (J)(1)(a) of Section 9.2 will be suspended.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstated as of and from the date of such rating decline. Calculations under the reinstated subclause (C) covenant will be made as if such covenant had been in effect since the date of the Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

(C)    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Borrower's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower);

(2)    purchase, redeem or otherwise acquire or retire for value or in accordance with the terms therein (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower;

(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower that is contractually subordinated to the Bonds, or the Note (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries) (collectively, “Subordinated Debt”), except a payment of interest or principal at the Stated Maturity thereof; or

(4)    make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)    the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 9.2(D); and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Conversion Date (excluding Restricted Payments permitted by clauses (1) through (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)    50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Conversion Date to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)    100% of the aggregate cash proceeds, including cash and Cash Equivalents, and the Fair Market Value of assets (as to which an opinion or appraisal issued by an accounting, appraisal or investment bank firm of national standing shall be required if the Fair Market Value exceeds $15.0 million), received by the Borrower since the Conversion Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Borrower or from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Borrower (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities (a) sold to a Subsidiary of the Borrower or (b) sold in a secondary equity offering; plus

(c)    to the extent that any Restricted Investment that was made after the Conversion Date is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of the Borrower, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(d)    to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Conversion Date is redesignated as a Restricted Subsidiary after the Conversion Date, the lesser of (i) the Fair Market Value of the Borrower's Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Conversion Date; plus

(e)    100% of any dividends received in cash by the Borrower or a Restricted Subsidiary after the Conversion Date from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period;

provided, however, that the aggregate amount of Restricted Payments of the type described in clauses (a) and (b) of the definition of “Restricted Payments” pursuant to this clause (3) shall not exceed 50% of the aggregate amount of Restricted Payments otherwise permitted by this clause (3).

The preceding provisions will not prohibit:

(1)    the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (3)(b) of the preceding paragraph;

(2)    the payment of any dividend otherwise permitted herein (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(3)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower that is contractually subordinated to the Bonds, the Note or to any guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)    so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director or employee of the Borrower or any of its Restricted Subsidiaries pursuant to any employment agreement, equity subscription agreement, stock option agreement, stockholders' agreement or similar agreement; provided that such amount may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Borrower to current or former members of management, directors, managers or consultants of the Borrower or any of its Subsidiaries that occurs after the Conversion Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments by virtue of clause (c)(2) of the preceding paragraph;

(5)    the repurchase of Equity Interests deemed to occur upon the (i) exercise of stock options or (ii) the withholding of stock appreciation rights, restricted stock or restricted stock units released from transfer restrictions that are settled in cash or shares, to the extent such Equity Interests represent a portion of the exercise price of those stock options, and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(6)    so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any preferred stock of any Restricted Subsidiary of the Borrower issued on or after the Conversion Date in accordance with the Fixed Charge Coverage Ratio test in Section 9.2(D);

(7)    payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) the grant of restricted stock units;

(8)    Permitted Tax Payments;

(9)    upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Bonds pursuant to Section 9.2(L), any purchase or redemption of Subordinated Debt required pursuant to the terms thereof as a result of such Change of Control; provided, however, that at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom);

(10)    any purchase or redemption of Subordinated Debt using any remaining excess proceeds of an Asset Sale; provided, however, that at the time of such purchase or redemption no Event of Default shall have occurred and be continuing (or would result therefrom);

(11)    the application of the proceeds of the Bonds as described in the Indenture and Loan Agreement; and

(12)    Restricted Payments in an aggregate amount not to exceed 50% of Consolidated Net Income.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(D)    Incurrence of Indebtedness and Issuance of Preferred Stock. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly create, incur, issue, assume, guarantee or otherwise become directly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Restricted Subsidiaries (other than the Borrower) may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

Notwithstanding the forgoing, the first paragraph of this subsection (D) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)    the incurrence by the Borrower and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder) not to exceed the sum of (i) 85.0% of the total book value of accounts receivable, (ii) 60.0% of the total book value of inventory, (iii) 60.0% of the total book value of project assets and (iv) 85.0% of the total book value of cost and estimated earnings in excess of billing, in each case as reflected on the Borrower's and its Restricted Subsidiaries' most recent consolidated financial statements prepared in accordance with GAAP;

(2)    the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

(3)    the incurrence by the Borrower of Indebtedness represented by the Note issued hereunder;

(4)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, taxes or cost of design, construction, installation or improvement of property, plant or equipment (including software) used in the business of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed 5% of Total Assets as of any date of incurrence; provided, however, that this clause (4) is in no way intended to restrict Indebtedness permitted to be incurred under clause (17);

(5)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this Section 9.2(D);

(6)    the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(a)    if the Borrower or any Restricted Subsidiary is the obligor on such Indebtedness and the payee is not the Borrower or a Restricted Subsidiary, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Note; and

(b)    any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary or (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower will be deemed, if the Borrower or a Restricted Subsidiary remains an obligor or a guarantor on such Indebtedness, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)    the issuance by any of the Borrower's Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower; and

(b)    any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)    the guarantee of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Note, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations and bankers' acceptances in the ordinary course of business;

(11)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)    the incurrence of Indebtedness by the Borrower or any of its Restricted Subsidiaries in the form of performance bonds, completion guarantees and surety or appeal bonds and similar obligations entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of their business;

(13)    the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary issued to any of its directors, employees, officers or consultants or to a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock that is not secured by any of the assets of the Borrower or the Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the Bonds, in an aggregate principal amount which, when added with the amount of Indebtedness incurred under this clause (13) and then outstanding, does not exceed 5% of Revenues;

(14)    the incurrence of Indebtedness by the Borrower or any of the Restricted Subsidiaries arising from agreements of the Borrower or any of the Restricted Subsidiaries providing for adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of the Borrower;

(15)    the incurrence of Indebtedness by the Borrower or any of the Restricted Subsidiaries constituting reimbursement obligations under letters of credit issued in the ordinary course of business, including, without limitation, letters of credit to procure raw materials or relating to workers' compensation claims or self-insurance, or other Indebtedness relating to reimbursement-type obligations regarding workers' compensation claims;

(16)    the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed 5% of Revenues;

(17)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, taxes or cost of design, construction, installation or improvement of property, plant or equipment (including software) of any solar technology fabrication or related manufacturing facilities;

(18)    the incurrence of Indebtedness that is non-recourse to the Borrower or a Subsidiary of the Borrower (including Indebtedness containing customary recourse carve-outs, including those for environmental indemnities); provided that such Indebtedness shall not be permitted under this clause (18) if in connection therewith a personal recourse claim is established by judgment, decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken to attach or levy upon any assets of the Borrower or such Subsidiary of the Borrower to enforce any such judgment, decree or award;

(19)    the incurrence of Indebtedness of a Subsidiary of the Borrower that is non-recourse to the Borrower or any Subsidiary of the Borrower (other than the Subsidiary incurring such Indebtedness) in relation to project assets and capital leases;

(20)    the incurrence of Indebtedness arising from the endorsement of instruments for collection in the ordinary course of business;

(21)    guarantees not for Indebtedness by the Borrower or any Subsidiary of the Borrower in the ordinary course of business as conducted from time to time of the Borrower or any Subsidiary;

(22)    the incurrence of Indebtedness in favor of customers and suppliers of the Borrower and any of its Subsidiaries in connection with supply and purchase agreements in an aggregate principal amount not to exceed 10% of Revenues at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(23)    the incurrence of Indebtedness owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of the Borrower or any of the Borrower's Subsidiaries for the benefit of their customers and contract counterparties;

(24)    the incurrence of Indebtedness of the Borrower owing to International Finance Corporation, in an aggregate principal amount not to exceed, at any time, US$75,000,000 (plus interest accruing thereon and costs, fees and expenses incurred in connection therewith);

(25)    the incurrence of Indebtedness of the Borrower with a bank counterparty which is guarantied by the Export-Import Bank of any sovereign government or any agency thereof;

(26)    the incurrence of Indebtedness in connection with the factoring of the accounts receivable of the Borrower or any Subsidiary in respect of rebates from any Governmental Authority or utility company program in the ordinary course of business, which Indebtedness shall not exceed an aggregate amount equal to the face amount of such accounts receivable plus any accrued interest thereon;

(27)    the incurrence of Indebtedness consisting of guarantees by the Borrower or any Subsidiary of payment obligations of direct or indirect customers under purchase agreements, leases or power purchase agreements entered into by such customers with the Borrower or any Subsidiary or an authorized dealer of the Borrower, in an aggregate amount combined not to exceed 5% of Revenues;

(28)    the incurrence of Indebtedness by the Borrower or any Subsidiary permitted by any agreements or under any lending commitments, including revolving credit facilities, in effect as of the Conversion Date, and any extensions and renewals thereof that do not increase the aggregate commitments thereof; and

(29)    the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness with any Unrestricted Subsidiary.

The Borrower will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower unless such Indebtedness is also contractually subordinated in right of payment to the Bonds and the Note on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this subsection (D), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (29) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Borrower as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)    the Fair Market Value of such assets at the date of determination; and

(b)    the amount of the Indebtedness of the other Person.

(E)    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction, other than any encumbrances or restrictions in effect on the Conversion Date, on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)    agreements governing Existing Indebtedness as in effect on the Conversion Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Conversion Date;

(2)    this Loan Agreement, the Indenture, the Bonds or the Note;

(3)    agreements governing other Indebtedness permitted to be incurred under the provisions of Section 9.2(D) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the Board of Directors of the Borrower determines in good faith that the encumbrances and restrictions in the agreements governing such Indebtedness (or any such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing) will not materially adversely affect the ability of the Borrower to make payments on Note when due;

(4)    applicable law, rule, regulation or order;

(5)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)    customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)    purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the definition of Permitted Debt;

(8)    any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of the assets thereof that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)    Permitted Liens;

(11)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Borrower's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(12)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)    restrictions under customary provisions in partnership agreements, limited liability company organizational or governance documents, joint venture agreements,

corporate charters, stockholders' agreements and other similar agreements and documents on the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person.

(F)    Merger, Consolidation or Sale of Assets. The Borrower will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)    either: (a) the Borrower is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Note is a corporation organized or existing under any such laws;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Borrower under the Note and this Loan Agreement pursuant to agreements necessary under the terms of the Note and this Loan Agreement;

(3)    immediately after such transaction, no Default or Event of Default exists;

(4)    the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 9.2(D); and

(5)    if the Borrower is not the surviving Person in such consolidation or merger, the Borrower shall have delivered to the trustee an opinion of counsel from any relevant jurisdiction as necessary that no Taxes on income, including capital gains, other than Taxes to the extent that Additional Amounts are required to be paid with respect thereto, will be payable by holders of the Bonds and the Note under the laws of any jurisdiction where the Person formed by or surviving any such consolidation or merger is or becomes organized, resident or engaged in business for tax purposes relating to the acquisition, ownership or disposition of the Bonds and the Note, including the receipt of interest or principal thereon; provided that the holder does not use or hold, and for relevant tax purposes is not deemed to use or hold, the Bonds or the Note in carrying on a business in the jurisdiction where the Person formed by or surviving any such consolidation or merger is or becomes organized, resident or engaged in business for tax purposes.

In addition, the Borrower will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This subparagraph (F) will not apply to any merger, consolidation, sale, assignment, transfer, conveyance, lease or other disposition of assets with, between or among the Borrower and its Restricted Subsidiaries or any member of the Total Group, and subclauses (3) and (4) above will not apply to any merger or consolidation of the Borrower with or into (i) one of its Restricted Subsidiaries for any purpose or (ii) an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction.

(G)    Transactions with Affiliates(G) Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of 5.0% of Revenues, unless:

(1)    the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(2)    the Borrower delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of 5.0% of Revenues, a certificate of the Chief Executive Officer or Chief Financial Officer certifying that such Affiliate Transaction complies with this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)    any employment agreement, employee compensation or benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries, and payments made pursuant thereto, in the ordinary course of business and payments pursuant thereto;

(2)    transactions between or among the Borrower and/or its Restricted Subsidiaries;

(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)    payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

(5)    the grant of equity incentives or similar rights to employees and directors of the Borrower and its Subsidiaries pursuant to plans approved by the Board of Directors of the Borrower, a committee thereof comprised solely of independent directors, or an authorized delegate thereof;

(6)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Borrower's Board of Directors, a committee thereof comprised solely of independent directors, or an authorized delegate thereof;

(7)    any issuance of Equity Interests (other than Disqualified Stock), of the Borrower to Affiliates of the Borrower, including, without limitation, any related recapitalization, reclassification of stock, reorganization or any stock split;

(8)    Restricted Payments that do not violate the provisions of the Indenture or this Loan Agreement described in Section 9.2(C);

(9)    transactions pursuant to any contract or agreement with the Borrower or any of the Restricted Subsidiaries in effect on the Conversion Date, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not more disadvantageous to the holders of the Bonds in any material respect than the terms contained in such contract or agreement as in effect on the Conversion Date;

(10)    the payment of customary management, consulting and advisory fees and related expenses in connection with transactions of the Borrower or its Subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which fees and expenses are made pursuant to arrangements approved by the Board of Directors of the Borrower or such Subsidiary in good faith;

(11)    the provision by an Affiliate of commercial banking or lending services or other similar services on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained by an unaffiliated party and that are approved in good faith by the Board of Directors of the Borrower;

(12)    loans or advances to employees in the ordinary course of business in compliance with applicable law;

(13)    any indemnity provided for the benefit of any officer, employee, or director of the Borrower or any Subsidiary

(14)    transactions, loans or advances with Affiliates in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or the relevant Restricted Subsidiary that could be obtained on an arm's-length basis from unrelated third parties.

(H)    Quarterly Reporting Requirement. In addition to the continuing disclosure requirements of Section 5.10 hereof, the Borrower agrees to disclose the unaudited financial statements of the Borrower for each quarter within 45 days of the end of such quarter. The Borrower will file such financial statements with the Municipal Securities Rulemaking Board in the manner required by the Municipal Securities Rulemaking Board.

(I)    Designation of Restricted and Unrestricted Subsidiaries. The Chief Executive Officer or the Chief Financial Officer of the Borrower may designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by the Borrower be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 9.2(C) or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary in accordance with the preceding paragraph will be evidenced by a certificate of the Chief Executive Officer or the Chief Financial Officer of the Borrower giving effect to such designation and certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “- Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Loan Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 9.2(D) the Borrower will be in default of such covenant. The Chief Executive Officer or the Chief Financial Officer of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 9.2(D), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (b) no Default or Event of Default would be in existence following such designation.

(J)    Limitation on Sale and Leaseback Transactions. Other than any sale and leaseback transactions in effect on the Conversion Date, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)    (a)    the Borrower or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of Section 9.2(D) and (b) incurred a Permitted Lien to secure such Indebtedness; and (b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Chief Executive Officer or Chief Financial Officer of the Borrower and set forth in an officers' certificate, of the property that is the subject of that sale and leaseback transaction; or

(2)    such sale and leaseback transaction is entered into in the ordinary course of business with respect to solar power systems.

(K)    Repurchase at the Option of Holders. Upon a Change of Control, the Bonds must be rated the higher of (i) Ba2 or BB by Moody's or S&P, or (ii) the then current ratings of the Bonds prior to the effective date of the Change of Control, the acquiring entity must assume in writing all of the obligations of the Borrower hereunder and under the Bonds and is duly qualified to do business in California, and the requirements of Section 5.1(d)(1) hereof must be met. If conditions above cannot be met, the Borrower will offer a tender for the bonds at a price of 101% as indicated in Section 9.2(L).

(L)    Change of Control. If a Change of Control occurs, each holder of Bonds will have the right to require the Borrower to repurchase all or any part (in the authorized bond denominations) of that holder's Bonds pursuant to a Change of Control Offer on the terms set forth below. In order to make a “Change of Control Offer,” the Borrower will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Bonds repurchased, plus accrued and unpaid interest, if any, on the Bonds repurchased to the date of purchase, subject to the rights of holders of Bonds on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, at the direction of the Borrower, the Trustee will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Bonds on the Change of Control Payment Date specified in the notice, which date will be no earlier than ten business days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Borrower will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Bonds as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 9.2(L), the Borrower will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this subsection by virtue of such compliance.

On the Change of Control Payment Date, the Borrower will, to the extent lawful and in accordance with Section 3.11 of the Indenture:

(1)    accept for payment all Bonds properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Trustee an amount equal to the Change of Control Payment in respect of all Bonds properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Bonds properly accepted together with an officers' certificate stating the aggregate principal amount of Bonds being purchased by the Borrower.

The Trustee will promptly mail to each holder of Bonds properly tendered the Change of Control Payment for such Bonds. The Borrower will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Borrower to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Loan Agreement are applicable. Except as described above with respect to a Change of Control, this Loan Agreement does not contain provisions that permit the holders of the Bonds to require that the Borrower repurchase or redeem the Bonds in the event of a takeover, recapitalization or similar transaction.

The Borrower will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Loan Agreement applicable to a Change of Control Offer made by the Borrower and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (b) notice of redemption has been given pursuant to the Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 9.2. Fixed Rate; Supplement to Indenture. Pursuant to Section 2.11(a)(iv) of the Indenture, the Remarketing Agent has determined that the Fixed Rate applicable to the Note and the Bonds will be 8.50%. The Borrower hereby consents to such Fixed Rate. In connection with the conversion of the Bonds to a fixed rate and in accordance with Section 9.6(b) of the Indenture, the Borrower hereby consents to the First Supplement to Indenture of Trust, dated as of June 1, 2011, between the Issuer and the Trustee.

Section 2. Effective Date of First Supplement. The First Supplement will take effect upon its execution and delivery.

Section 3. Execution in Counterparts. The First Supplement may be executed in several counterparts, each of which will be deemed an original, and all of which will constitute but one and the same instrument.

IN WITNESS WHEREOF, the Issuer and the Borrower have caused this First Supplement to be executed in their respective names and, if applicable, their respective corporate seals to be affixed hereto and attested by their authorized officers, all as of the date first above written.

CALIFORNIA ENTERPRISE
DEVELOPMENT AUTHORITY

By:     /s/ Wayne Schell
Name:    Wayne Schell
Title:     Chair

SUNPOWER CORPORATION

By:     /s/ Dennis V. Arriola
Name:    Dennis V. Arriola
Title:     Executive Vice President and
Chief Financial Officer